BLUE OWL REAL ESTATE NET LEASE TRUST
Second Amended and Restated Class S, D and I Share Repurchase Plan
Effective as of October 18, 2023
Definitions
Adviser – shall mean Blue Owl Real Estate Capital LLC.
Class S shares – shall mean the Company’s common shares of beneficial interest classified as Class S.
Class D shares – shall mean the Company’s common shares of beneficial interest classified as Class D.
Class I shares – shall mean the Company’s common shares of beneficial interest classified as Class I.
Company – shall mean Blue Owl Real Estate Net Lease Trust, a Maryland statutory trust.
Dealer Manager – shall mean Blue Owl Securities LLC.
NAV – shall mean the net asset value of the Company attributable to its Shareholders or the net asset value of a class of its shares, as the context requires, determined in accordance with the Company’s Valuation Policies and Procedures as described in the Company’s confidential private placement memorandum.
Operating Partnership – shall mean Blue Owl NLT Operating Partnership LP.
Operating Partnership units – shall mean limited partnership interests in the Operating Partnership.
Plan – shall mean this share repurchase plan of the Company.
Special Limited Partners – shall mean Blue Owl Oak Trust Carry LLC and Oak Trust Carry Participant Vehicle LP.
Shareholders – shall mean the holders of Class S, Class D or Class I shares.
Transaction Price – shall mean the repurchase price per share for each class of common shares, which will generally be equal to the NAV per share as of the last calendar day of the first month of the calendar quarter.
Share Repurchase Plan
Shareholders may request that the Company repurchase their common shares through their financial advisor or directly with the Company’s transfer agent beginning on the first calendar day of the second month of the applicable calendar quarter. If a repurchase request is received prior to the first calendar day of the second month of the applicable calendar quarter, such repurchase request will not be executed and must be resubmitted after the start of the second month of the applicable calendar quarter.
The procedures relating to the repurchase of the Company’s common shares are as follows:
·Certain broker-dealers require that their clients process repurchases through their broker-dealer, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described under this Plan, impact the timing of a Shareholder receiving repurchase proceeds and require different paperwork or process than described in this Plan. A Shareholder should contact its broker-dealer first if it wants to request the repurchase of its shares.

·Under this Plan, to the extent the Company chooses to repurchase shares in any particular calendar quarter the Company will only repurchase shares as of the close of the fourth business day of the last month of the applicable calendar quarter (a “Repurchase Date”). To have shares repurchased, a Shareholder’s repurchase request and required documentation must be received in good order by 11:59 p.m. (Eastern time) on the third business day of the last month of the applicable calendar quarter. Settlements of share repurchases will generally be made within three business days of the Repurchase Date. Repurchase requests received and processed by the Company’s transfer agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the most recently determined NAV per share as of the Repurchase Date), subject to any Early Repurchase Deduction (as defined below).
·A Shareholder may withdraw his or her repurchase request by completing a repurchase withdrawal form and sending the form to the transfer agent, directly or through the Shareholder’s financial intermediary, or by emailing Servicedesk@blueowl.com. Repurchase requests must be cancelled before 11:59 p.m. (Eastern time) on the third business day of the last month of the applicable calendar quarter.
·If a repurchase request is received after 11:59 p.m. (Eastern time) on the third business day of the last month of the applicable calendar quarter, the repurchase request will not be executed, and if a Shareholder still wishes to have its shares repurchased, must be resubmitted after the start of the second month of the next calendar quarter. Repurchase requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.
·Repurchase requests may be made by mail or by contacting the Shareholder’s financial intermediary, both subject to certain conditions described in this Plan. If making a repurchase request by contacting the Shareholder’s financial intermediary, the Shareholder’s financial intermediary may require the Shareholder to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, the Shareholder must complete and sign a repurchase authorization form, which can be found at the end of this Plan. Written requests should be sent to the transfer agent at the following address:
Blue Owl c/o
SS&C GIDS, Inc.
PO Box 219398
Kansas City, MO 64121-9349
Overnight Address:
Blue Owl c/o
SS&C GIDS, Inc.
430 W 7th St. Suite 219398
Kansas City, MO 64105
Toll Free Number: 844-331-3341
Email: blueowl.repurchases@dstsystems.com
Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

·For processed repurchases, Shareholders may request that repurchase proceeds are to be paid by the instructions on file with the transfer agent. Shareholders should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.
·A medallion signature guarantee will be required in certain circumstances described below. The medallion signature process protects Shareholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) a Shareholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such Shareholder’s address of record for the past 30 days; or (3) the Company’s transfer agent cannot confirm a Shareholder’s identity or suspects fraudulent activity.
·If a Shareholder has made multiple purchases of the Company’s common shares, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.
Minimum Account Repurchases
In the event that any Shareholder fails to maintain the minimum balance of $500 of shares of the Company’s common shares, the Company may repurchase all of the shares held by that Shareholder at the repurchase price in effect on the date the Company determines that such Shareholder has failed to meet the minimum balance, less any Early Repurchase Deduction.
Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV. Minimum account repurchases are subject to Early Repurchase Deduction.
Sources of Funds for Repurchases
The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds (including from sales of the Company’s common shares or Operating Partnership units to the Special Limited Partners), the sale of the Company’s assets, and repayments of the Company’s real estate debt investments, and the Company has no limits on the amounts it may fund from such sources.
Repurchase Limitations
In the event the Company determines to repurchase some but not all of the shares submitted for repurchase during any calendar quarter, shares submitted for repurchase during such calendar quarter will be repurchased on a pro rata basis. The Company may repurchase fewer shares than have been requested in any particular calendar quarter to be repurchased under this Plan, or none at all, in its discretion at any time. In addition, the aggregate NAV of total repurchases of Class S, Class D and Class I shares (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of the Company but excluding any Early

Repurchase Deduction applicable to the repurchased shares) will be limited to no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the preceding three months for which NAV is available).
All unsatisfied repurchase requests must be resubmitted after the start of the second month of the applicable calendar quarter, or upon the recommencement of this Plan, as applicable.
Should repurchase requests, in the Company’s judgment, place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in real properties or other investments rather than repurchasing the Company’s shares is in the best interests of the Company as a whole, the Company may choose to repurchase fewer shares in any particular calendar quarter than have been requested to be repurchased, or none at all. Further, the Company’s board of trustees may make exceptions to, modify or suspend this Plan if, in its reasonable judgment, it deems such action to be in the best interest of the Company and its Shareholders. Material modifications, including any amendment to the 5% quarterly limitations on repurchases, to and suspensions of the Plan will be promptly disclosed to Shareholders’ financial advisors. In addition, the Company may determine to suspend this Plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. Once this Plan is suspended, the Company’s board of trustees will be required to consider at least quarterly whether the continued suspension of the Plan is in the best interests of the Company and its Shareholders. The Company’s board of trustees must affirmatively authorize the recommencement of this Plan before Shareholder requests will be considered again. The Company’s board of trustees cannot terminate this Plan absent a liquidity event which results in Shareholders receiving cash or securities listed on a national securities exchange or where otherwise required by law.
As described in the Company’s confidential private placement memorandum, shares held by the Adviser acquired as payment of the Adviser’s management fee or held by a Special Limited Partner for its performance participation interest will not be subject to this Plan, the Early Repurchase Deduction or the calculation of NAV. Shareholders who are exchanging a class of the Company’s shares for an equivalent aggregate NAV of another class of the Company’s shares will not be subject to, and will not be treated as repurchases for the calculation of, the 5% quarterly limitations on repurchases and will not be subject to the Early Repurchase Deduction.
Early Repurchase Deduction
There is no minimum holding period for shares of the Company’s common shares and Shareholders can request that the Company repurchase their shares at any time. However, subject to limited exceptions, shares that have not been outstanding for at least one year will be repurchased at 98% of the Transaction Price (an “Early Repurchase Deduction”) on the applicable Repurchase Date. Shareholders who have received shares of the Company’s common shares in exchange for their Operating Partnership units may include the period of time such Shareholder held such Operating Partnership units for purposes of calculating the holding period for such common shares. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to shares acquired through the Company’s distribution reinvestment plan.
The Company may, from time to time, waive the Early Repurchase Deduction in the following circumstances (subject to the conditions described below):
·repurchases resulting from death or qualifying disability; or
·in the event that a Shareholder’s shares are repurchased because such Shareholder has failed to maintain the $500 minimum account balance.

As set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the death or qualifying disability (as such term is defined in Section 72(m)(7) of the Code) of a Shareholder who is a natural person, including shares held by such Shareholder through a trust or an IRA or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the Shareholder, the recipient of the shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust or (ii) in the case of qualified disability, receiving written notice from such Shareholder along with a physician’s certification of disability as defined in Section 72(m)(7) of the Code, provided that the condition causing the qualifying disability was not preexisting on the date that the Shareholder became a Shareholder. The Company must receive the written repurchase request within 12 months after the death of the Shareholder or the initial determination of the Shareholder’s disability in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death or disability of a Shareholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Shareholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the Shareholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death or disability does not apply.
In addition, shares of the Company’s common shares are sold to certain feeder vehicles primarily created to hold the Company’s shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, the Company may agree not apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations.
Items of Note
When requesting to have shares repurchased, Shareholders should note the following:
·if a Shareholder requests that some but not all of his or her shares be repurchased, such Shareholder should keep his or her balance above $500 to avoid minimum account repurchase, if applicable;
·Shareholders will not receive interest on amounts represented by uncashed repurchase checks;
·under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld; and
·all common shares of the Company requested to be repurchased must be beneficially owned by the Shareholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Shareholder of record of the shares or his or her estate, heir or beneficiary, and such common shares must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the shares, the Company will not be obligated to repurchase any shares subject to the lien.
IRS regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for the Company’s shares sold or repurchased. The Company will utilize the first-in-first-out method for determining the adjusted cost basis.
Mail Instructions

The Company and its transfer agent will not be responsible for the authenticity of mail instructions or losses, if any, resulting from unauthorized shareholder transactions if they reasonably believe that such instructions were genuine. The Company’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Shareholder to provide certain specific identifying information on file and sending written confirmation to Shareholders of record. Failure by the Shareholder, or its agent to notify the Company’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will relieve the Company, the Company’s transfer agent and the financial advisor of any liability with respect to the discrepancy.
[REPURCHASE AUTHORIZATION FORM FOLLOWS]

Blue Owl Real Estate Net Lease Trust

Repurchase Form

BLUE OWL

To have your shares repurchased, your repurchase request and required documentation must be received in good order by 4:00 p.m. ET on the **[third]** business day of the last month of the applicable calendar quarter

The purpose of this form is to request that your shares (the "Shares") of Blue Owl Real Estate Net Lease Trust ("ORENT") be repurchased. Please complete all sections below.

Custodial held accounts must obtain authorization from the named Custodian in Section 3 of this form before sending to the address provided on the form. Forms for Custodial held accounts will not be in good order if Custodian authorization is not present in Section 4.

1.Investor Information (please complete all fields)

Investor Name ______________________________

ORENT Account Number ______________________________ SSN/Tax ID ______________________________

Residential Street Address ______________________________ (City & State) (ZIP)

Email Address ______________________________ Phone Number ______________________________

Share Class: O Class S O Class D O Class I

2.Repurchase Request

Repurchase Amount (Select One):

- Repurchase All Shares
- Partial Repurchase – Number of Shares ______________
- Partial Repurchase – Dollar Amount ______________

Early Repurchase Deduction Waiver (if eligible):*

- Death (Provide copy of death certificate)
- Disability (Provide physician certification corm)

** To be eligible, the requested evidence must be submitted within 12 months of the date of death or date of determination of disability.*

3. Custodian Information (if applicable)

Name of Custodian ______________________________

Custodian Account Number ______________________________

Authorized Signature

*Custodian must affix Medallion Signature Guarantee to the right

Affix Medallion Signature Guarantee Stamp Here - Custodian

4. Authorization and Signature of Investors

By signing below, the Investor [he/she/it] hereby certifies, represents, and instructs ORENT:

- to make a cash payment (payable by check or wire transfer) of the Transaction Price for Shares accepted for repurchase by ORENT, without interest thereon and less any applicable withholding taxes, to which the Signatory is entitled in accordance with the payment instructions on file;
- hereby offers for delivery to ORENT the number of Shares indicated in Section 2 above;
- has full power, authority, and capacity to execute this Repurchase Form;
- the information provided above is true and correct; and
- authorizes the custodian of the Shares to execute this Repurchase Request.

The Investor understands that ORENT's share repurchase plan contains limitations on the number of shares that can be repurchased under the plan during any calendar quarter. In addition to these limitations, ORENT cannot guarantee that it will have sufficient funds to accommodate all repurchase requests made in any applicable repurchase period and may elect to repurchase fewer shares than have been requested in any particular calendar quarter, or none at all. If the number of shares subject to repurchase requests exceeds the then applicable limitations, or if ORENT otherwise does not make all requested repurchases, each shareholder's request will be reduced on a pro rata basis. If you wish to have the remainder of your initial request repurchased, you must resubmit a new repurchase request for the remaining amount.

Each investor must sign:

Owner or Authorized Person Signature Date (mm/dd/yyyy)

Joint Owner or Authorized Person Signature Date (mm/dd/yyyy

Once completed, send to:

Email: blueowl.repurchases@dstsystems.com

Regular Mail: Blue Owl c/o SS&C GIDS, Inc. as Processing Agent P.O. Box 219398 Kansas City, MO 64121-9398

Express/Overnight: Blue Owl c/o SS&C GIDS, Inc. as Processing Agent STE 219398 430 w 7th Kansas City, MO 64105-1407

Fax: 1-844-643-0431 **Toll Free:** 1-844-331-3341